Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279958

PROSPECTUS SUPPLEMENT NO. 16

(to Prospectus dated October 4, 2024)

MSP RECOVERY, INC.

398,257 Shares of Class A Common Stock

This prospectus supplement no. 16 amends and supplements the prospectus dated October 4, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-279958). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 5, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 398,257 shares of our Class A Common Stock, par value $0.0001 per share, including: (i) up to 200,000 shares of our Class A Common Stock issuable upon exercise of warrants (the “VRM Warrants”) issued to Virage Recovery Master, LP (“VRM”) pursuant to the MTA Amendment No. 2 and Amendment to the Amended and Restated Security Agreement (the “Second Virage MTA Amendment”) dated November 13, 2023; (ii) 20,000 shares of our Class A Common Stock issued to Virage Recovery Participation LP (“VRP”) and up to 100,000 shares of our Class A Common Stock issuable upon exercise of a warrant issued to VRP (the “VRP Warrant”), in partial satisfaction of amounts owed by the Company pursuant to that certain Services Agreement dated May 20, 2022 between Virage Capital Management LP (“Virage”) and the Company; and (iii) 78,257 shares of our Class A Common Stock issued to Palantir Technologies, Inc. (“Palantir”) as consideration for certain products and services rendered by Palantir. As the exercise price of the VRM Warrants and the VRP Warrant is only $0.0001 per share, should the VRM Warrants or the VRP Warrant be exercised, we would only receive nominal proceeds therefrom.

Our Common Stock, Public Warrants and New Warrants are listed on Nasdaq under the symbols “MSPR,” “MSPRZ,” and “MSPRW.” On June 4, 2025, the closing price of Common Stock was $1.51 per share, the closing price of our Public Warrants was $0.0162 per warrant and the closing price of our New Warrants was $0.0019 per warrant.

Effective at 11:59 PM EDT on November 15, 2024, the Company amended its Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware to effect a 1-for-25 reverse stock split of the Company’s common stock (the “Reverse Split”). Unless otherwise noted, the share and per share information in this Prospectus Supplement No. 16 have been adjusted to give effect to the Reverse Split.

Investing in our securities involves risks. Before you invest in our securities, please carefully read the information provided in the “Risk Factors” section beginning on page 9 of the Prospectus and any in any applicable prospectus supplement, and Item IA of our Annual Report on Form 10-K for the fiscal year ending December 31, 2024, filed with the SEC on April 16, 2025.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 5, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 30, 2025

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39445 (Commission File Number)	84-4117825 (I.R.S. Employer Identification No.)

3150 SW 38th Avenue Suite 1100 Miami, Florida		33146
(Address of principal executive offices)		(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	MSPR	Nasdaq Capital Market

Redeemable warrants, each lot of 625 warrants exercisable for one share of Class A common stock at an exercise price of $7,187.50 per share	MSPRW	Nasdaq Capital Market

Redeemable warrants, each lot of 625 warrants exercisable for one share of Class A common stock at an exercise price of $0.0625 per share	MSPRZ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 5, 2025, the Company and Yorkville reached an agreement to reduce the Floor Price under the Yorkville SEPA from $3.75 to $1.00.

Item 1.02. Termination of Material Agreement.

Restructuring Term Sheet

On April 10, 2025, the MSP Recovery, Inc. (the “Company”) disclosed via Current Report on Form 8-K that on April 4, 2025, Virage Recovery Master, LP (“Virage”); Virage Capital Management, LP; Hazel Partners Holdings, LLC (“HPH”); Hazel Holdings I, LLC (and together with HPH, “Hazel”); La Ley con John H. Ruiz P.A. d/b/a MSP Recovery Law Firm; MSP Recovery, LLC; MSP Law Firm PLLC; MSP Recovery, Inc. (the “Company”), John H. Ruiz, and Frank C. Quesada (collectively, the “Parties”) entered into a term sheet (the “Term Sheet”) agreeing to certain terms and transactions that are designed to, among other things, reduce costs of the Company through a servicer, deleverage the Company by converting certain debt of certain creditors into equity, and provide limited access to working capital.

On May 30, 2025, Hazel delivered written notice terminating the Term Sheet, asserting that the parties had failed to execute definitive agreements and satisfy the related conditions precedent by the April 30, 2025 deadline. In its termination notice, Hazel committed to making one additional funding advance, which was funded in the amount of $0.8 million on June 2, 2025.

Additionally, on June 4, 2025, Virage delivered notice that it was terminating the Term Sheet and would no longer consider itself bound by its provisions, citing Hazel’s termination as the basis for its decision.

Item 8.01. Other Events.

Both Hazel and Virage have indicated that they remain willing to negotiate in good faith toward a mutually acceptable arrangement for raising additional working-capital funding for the Company, to ensure the ongoing servicing of claims in furtherance of their respective interests.

Forward Looking Statements

Certain statements made herein are not historical facts but may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, and the “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “agree,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” or the negatives of these terms or variations of them or similar terminology or expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events, the proposed restructuring transaction, including the likelihood and ability of the parties to successfully consummate the restructuring, and other statements that are not historical facts.

Item 9.01. Financial Statements and Exhibits.

(d)
Exhibits

Exhibit Number	Description
10.1	Yorkville SEPA (incorporated by reference to Exhibit 10.10 to the Form 10-Q filed on November 14, 2023)
10.2	Letter Agreement dated June 5, 2025
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP RECOVERY, INC.
Dated: June 5, 2025

	By:	/s/ Alexandra Plasencia
	Name:	Alexandra Plasencia
	Title:	General Counsel